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                                                              Exhibit 10.63

                               CONTRACT OF SALE

        THIS CONTRACT OF SALE ("Agreement") dated September 29, 1996, by and between CANNONDALE CORPORATION, a Delaware corporation with an address at 9 Brookside Place, Redding, Connecticut 06829 ("Seller"), and SANDVICK ASSOCIATES, INC., a Connecticut corporation with an address at 29 Taylor Avenue, Bethel, Connecticut 06801 ("Purchaser").

        Seller and Purchaser, in consideration of the mutual covenants herein contained, hereby agree as follows:

SECTION 1.      SALE OF PREMISES; ACCEPTABLE TITLE.

        1.01 SALE AND PURCHASE. Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, the following:

                (a) the parcels of land more particularly described in Schedule A attached hereto (collectively, "Land") in the Town of Redding, County of Fairfield and State of Connecticut;

                (b) the buildings and improvements situated on the Land and Seller's interest in any fixtures and systems therein (collectively, "Building"); and

                (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land, together with all easements, rights of way, licenses, privileges and all other appurtenances to the Land and Building (collectively, "Appurtenances").

                The Land, Building and Appurtenances are hereinafter collectively referred to as the "Premises".

        1.02 ACCEPTABLE TITLE. Seller shall convey and Purchaser shall accept title to the Premises in accordance with the terms of this Agreement, subject only to the exceptions specified in Schedule A and to the following:

                (a) Any restriction or limitations imposed or to be imposed by governmental authority, including the zoning and planning rules and regulations of the Town of Redding, provided same are not in violation as of the date of the "Closing" (as hereinafter defined).

                (b) Taxes of the Town of Redding which become due and payable after the date of the Closing, which taxes Purchaser will assume and agree to pay as part of the consideration for the deed to be delivered by Seller hereunder.



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              (c)  Encroachments of fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises.

              (d) Public improvement assessments, sewer assessments and sewer use charges, or other assessments and/or any unpaid installments thereof, which assessments, installments and/or use charges become due and payable after the date of the Closing, which assessments, installments and/or use charges Purchaser will assume and agree to pay as part of the consideration for the deed.

              (e) State of facts shown by an accurate survey and physical inspection of the Premises.

              (f) All rights of utility companies for the erection and/or maintenance of water, gas, electric, telephone, sewer or other utility pipes, lines, poles, wires, conduits, or other like facilities, and appurtenances thereto, over, across and under the Premises.

              (g) UCC-1 Financing Statements described in Items 5-13 of Schedule A hereto (the "Financing Statements"). Seller agrees to cause the Financing Statements to be released of record on or before the date Seller vacates the Premises and takes occupancy of its new corporate headquarters to be constructed in the Frances J. Clarke Industrial Park in Bethel, Connecticut, but in no event later than September 1, 1997. Seller hereby agrees to indemnify Purchaser against, and hold Purchaser harmless from, all loss, cost, damage, liability, or expense (including, but not limited to, attorneys' fees and disbursements) incurred by Purchaser by reason of the existence of the Financing Statements as encumbrances upon title-to the Premises. This paragraph shall survive the Closing.

SECTION 2.    PURCHASE PRICE; ACCEPTABLE FUNDS; ESCROW OF DOWN PAYMENT.

     2.01. PURCHASE PRICE. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Premises is ONE MILLION SIX HUNDRED SEVENTY-SIX THOUSAND AND NO/100 ($1,676,000) DOLLARS, payable at the Closing by unendorsed certified check or official bank check, or by wire transfer as set forth in subsection 2.02(b) below, subject to closing adjustments as set forth in
Section 7 of this Agreement.

     2.02. ACCEPTABLE FUNDS. (a) The check or checks, if any, delivered by Purchaser under Section 2.01 above shall be drawn on a Connecticut bank with a banking office in Fairfield County, Connecticut, or a New York City bank which is a member of the New York Clearing House.

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                (b)  By written notice to Purchaser no later than three days prior to the Closing Date, Seller may require Purchaser to deliver the balance of the Purchase Price due at the Closing by means of a wire transfer of federal funds. If Seller so elects, Seller shall designate the account to which such funds shall be wired.

SECTION 3.      THE CLOSING.

        The transfer of title to the Premises pursuant to this Agreement ("Closing") shall occur on September 30, 1996. The date of closing is referred to in this Agreement as the "Closing Date". The Closing shall be held in the offices of Levett, Rockwood & Sanders Professional Corporation, 33 Riverside Avenue, Westport, Connecticut, commencing at 10:00 A.M. on the Closing Date.

SECTION 4.      REPRESENTATIONS AND WARRANTIES.

        4.01    POWER, AUTHORITY, EXECUTION AND DELIVERY.

        Purchaser and Seller each represents and warrants to the other the following:

                (a) Each party has full power and authority respectively, to acquire and own, or convey, as the case may be, the Premises, and that such acquisition or conveyance, as the case may be, does not and will not violate any provision of any law, judgment, writ, decree or order of any court or agency of government, applicable to Purchaser or Seller, as the case may be, or any provision of any agreement or other instrument to which Purchaser or Seller, as the case may be, is subject or bound, or conflict with, result in a breach of, or constitute a default (with or without due notice or lapse of time or both) under any such agreement or other instrument.

                (b) The execution and delivery of this Agreement by the persons so acting on Purchaser's or Seller's behalf, respectively, have been authorized by all necessary formal action of each party, and this Agreement is the valid and legally binding obligation of each party, respectively, enforceable in accordance with its terms.

        4.02 INSPECTION. Purchaser represents and warrants to Seller that Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, on the Closing Date, shall accept the Premises "AS IS" and in its condition as of the date of this Agreement, subject to reasonable wear and tear, without claim against Seller for any defects therein of any kind, latent or otherwise. Purchaser acknowledges that neither Seller nor any agent, broker or other party acting on


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Seller's behalf has made any warranty or representation, express or implied, as to any matter or thing relating to the premises and/or the transaction contemplated by this Agreement, except as otherwise expressly set forth in this Agreement. Purchaser acknowledges that it has made its decision to buy based on its own information and is not relying on Seller to furnish Purchaser with any information, except as specified herein.

SECTION 5.      CONDEMNATION AND DAMAGE BY FIRE AND OTHER HAZARD.

        5.01. IMMATERIAL DAMAGE OR TAKING. If an immaterial part of the Premises is damaged by fire or other cause or is taken by eminent domain, this Agreement shall not be affected thereby and there shall be no reduction in the Purchase Price. Seller shall assign to Purchaser at the Closing and Purchaser shall accept an assignment of all of Seller's claims or rights under Seller's insurance policy or policies on the Premises and/or all of Seller's claims or rights to receive any condemnation awards. If and to the extent seller shall have received the proceeds of any such claim or awards prior to the Closing Date, Seller shall pay over to Purchaser on the Closing Date:

                (a) the actual amount of insurance moneys collected by Seller on account of such loss in case of destruction by fire or other cause; or

                (b) the net amount received by Seller, in the case of a taking by eminent domain.

        In any event, the assignment or the proceeds shall be reduced by the costs incurred by Seller as a result of the damage or condemnation, including without limitation, counsel fees and costs of interim protection, repair and restoration reasonably incurred and actually paid by Seller.

        5.02. MATERIAL DAMAGE OR TAKING. If all or a material part of the Premises is damaged by fire or other cause, or is taken by eminent domain, Seller or Purchaser may cancel this Agreement by notice to the other given not later than ten days after receipt of notice of such damage or of such taking (as the case may be) and, in such event, this Agreement shall be canceled and terminated and neither party shall have any further rights against the other. If neither party so cancels this Agreement, the Closing shall occur as provided herein and the provisions of Section 5.01 shall control.

        5.03. DEFINITIONS OF MATERIAL AND IMMATERIAL. For the purposes of Sections 5.01 and 5.02, a material part of the Premises shall be deemed to have been damaged if the estimated cost to repair the Building shall be greater than $100,000; otherwise, the damage shall be deemed to be immaterial. For purposes of this Section, a material part of the Premises shall be deemed to have


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been taken by eminent domain if (i) more than 10% of the Land or any portion of any of the Building shall be taken by eminent domain; or (ii) access to the Premises or parking therefor shall be materially impaired; otherwise, the taking shall be deemed to be immaterial.

        5.04. MAINTENANCE OF INSURANCE. Seller agrees to maintain through the Closing Date the insurance policy or policies presently in force with respect to the Premises or insurance equivalent in amount and coverage. Seller represents that such insurance provides coverage against fire and other hazards included within an extended coverage endorsement in an amount not less than the replacement value of the Building, less foundation and underground utility costs.

SECTION 6.      SELLER'S CLOSING OBLIGATIONS.

        At the Closing, Seller shall deliver the following to Purchaser:

        6.01. DEED. A full covenant warranty deed executed in proper form for recording so as to convey the title required by this Agreement.

        6.02. TITLE AFFIDAVIT. Such affidavits as Purchaser's title insurance company shall reasonably require in order to omit from its title insurance policy all exceptions customarily omitted at a closing and with respect to such other matters as Purchaser's title insurance company shall reasonably request.

        6.03.   CONVEYANCE TAXES. Completed real property conveyance tax forms.

        6.04. FIRPTA STATEMENT. A "FIRPTA" certification confirming that Seller is not a foreign person as defined in 26 U.S.C. Section 1445(f) (3).

        6.05. PLANS, ETC. All plans, drawings, data and specifications, relating to the Premises in Seller's possession or in the possession of Seller's agents or employees.

SECTION 7.      APPORTIONMENTS AT CLOSING.

        7.01. All items customarily apportioned at a closing of title including, without limitation, real estate taxes, sewer assessments and sewer use charges and water charges shall be apportioned as of 11:59 p.m. of the day immediately preceding the closing Date.

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SECTION 8.      PURCHASER'S CLOSING OBLIGATIONS.

        At the Closing, Purchaser shall:

        8.01. MONIES. Deliver to Seller the balance of the Purchase Price in the manner provided in Section 2.02 hereof, and a check or checks, complying with Section 2.02, in payment of items apportioned pursuant to Section 7.

        8.02. RECORDATION AND FILING. Cause the deed to be recorded and cause all conveyance tax returns and checks in payment of such taxes to be delivered to the appropriate officers having jurisdiction over the Premises promptly after the Closing.

        8.03. CONVEYANCE TAXES. Checks in the amount of the state and local conveyance taxes.

        8.04. OTHER DOCUMENTS REQUIRED. Execute and deliver all other documents required by this Agreement to be delivered by Purchaser.

SECTION 9.      CLEARING TITLE.

        9.01. (a) Seller shall convey and Purchaser shall accept fee simple marketable title to the Premises in accordance with the terms of this Agreement, subject only to (i) the exceptions referred to in Section 1 and Schedule A, and (ii) the standard printed exceptions in the ALTA form of title insurance policy in use in the State of Connecticut. Nothing shall constitute an encumbrance, lien or exception to title for the purposes of this Agreement if the Standards of Title of the Connecticut Bar Association recommends that no corrective or curative action is necessary in circumstances substantially similar to those presented in the title to the Premises. Seller shall not be required to bring any action or proceeding or to incur any expense to cure any title defect.

                (b) If examination of the title of the Premises shall reveal one or more defects which prevent Seller from conveying title in accordance with the terms of this Agreement, Purchaser shall, prior to the Closing Date, give Seller written notice of same. Within the period commencing on the date of such notice from Purchaser and ending on the Closing Date, Seller shall either (i) cure such defects, or (ii) notify Purchaser that Seller cannot or elects not to accomplish such cure. If Seller shall accomplish such cure within such period and shall be able to convey title in accordance with this Section 9.01, the Closing shall then occur. If Seller shall not accomplish same within such period, or if Seller gives to Purchaser the notice described in clause
(ii) above, then Purchaser, within three days after the earlier of (1) the giving of Seller's notice to Purchaser as provided in clause

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(ii) above, or (2) the expiration of such period, shall elect either (x) to accept a deed to the Premises conveying such title as Seller can give in accordance with all of the other provisions of this Agreement upon payment of the Purchase Price, or (y) to cancel and terminate this Agreement, in which event Purchaser shall be entitled to receive any expenses actually incurred by the Purchaser for examination of title to the Premises, not to exceed $300.00 in the aggregate. Upon such payment being made, this Agreement shall be terminated, and neither party shall have any further liability to the other hereunder.

SECTION 10.    BROKERAGE

    10.01. BROKERS. This Agreement is consummated by Seller in reliance on the representation of Purchaser that no broker or agent brought the premises to Purchaser's attention or was, in any way, a procuring cause of this sale and purchase. Seller represents to Purchaser that no broker or agent has any exclusive sale or exclusive agency listing on the premises.

SECTION 11.    PURCHASER'S REMEDIES.

    In the event of a default by Seller under this Agreement, Purchaser shall be limited to the remedy of specific performance plus the recovery of its actual and reasonable legal fees incurred in enforcing the remedy of specific performance. However, in such event, in its discretion, Purchaser shall have the right to declare this Agreement terminated, in which event Seller shall pay the reasonable cost incurred by Purchaser for examination of title to the Premises, not to exceed $300.00. Upon such termination and payment, neither party shall have any further liability to the other hereunder.

SECTION 12.    REPAIRS.

     12.01. Sellers shall not be obligated to expend in excess of $10,000 for repairs required between the date hereof and the Closing in order to maintain the Premises in their present condition, subject to ordinary wear and tear. Seller's failure to make expenditures in excess of such amount shall not be a default by Seller under this Agreement. If Seller elects not to expend in excess of such amount, and as a result on the Closing Date the Premises are not in their condition on the date of this Agreement, subject to ordinary wear and tear, then Purchaser's sole remedy shall be to terminate this Agreement.

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Section 13.     Default by Purchaser; Indemnification.

        13.01. Default. If Purchaser should be in default by reason of its failure or refusal to comply with any of the terms of this Agreement, Seller may pursue all remedies available to it at law or in equity.

        13.02. Purchaser's Indemnification. From and after the Closing Seller shall indemnify Purchaser and hold Purchaser harmless from all liability, cost, damage and expense (including, without limitation, attorneys' fees and disbursements) with respect to any claim or liability relating to the Premises accruing prior to the Closing Date. This Section shall survive the Closing.

        13.03. Seller's Indemnification. From and after the Closing Purchaser shall indemnify Seller and hold Seller harmless from all liability, cost, damage and expense (including, without limitation, attorneys' fees and disbursements) with respect to any claim or liability relating to the Premises accruing after the Closing Date. This Section shall survive the Closing.

Section 14.      Notices.

        Except as otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall either be delivered by hand or sent by Federal Express or another national overnight delivery service, addressed to the party to be notified at its address first above set froth or to such other address as such party shall have specified most recently by like Notice. Notices given as provided above shall be deemed given at the time of hand delivery or one business day after dispatch prior to the deadline of the overnight delivery service for overnight delivery, as the case may be.

Section 15.     Assignment.

        Purchaser shall not assign its rights nor delegate its duties under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Any such assignment or delegation in violation of this agreement shall be null and void, and shall be deemed a default under this Agreement.

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SECTION 16.     SURVIVAL; DELIVERY OF DEED.

        16.01. SURVIVAL. Except as otherwise provided in this Agreement, no representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Closing.

        16.02. DELIVERY OF DEED. The delivery of the deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed under this Agreement, except those obligations of Seller, if any, which are expressly stated in this Agreement to survive the Closing.

SECTION 17.     MISCELLANEOUS PROVISIONS.

        17.01. ENTIRE UNDERSTANDING. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated under this Agreement, and all prior agreements, understanding, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

        17.02. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Connecticut.

        17.03. CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

        17.04. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        17.05. CONSTRUCTION. As used in this Agreement, the singular shall include the plural and the plural shall include the singular, as the context may require.

        17.06. RECORDING. This Agreement shall not be recorded by Purchaser in the Redding Land Records. Purchaser's failure to observe this obligation shall be deemed a material breach of this Agreement.

        17.07. EXECUTION AND DELIVERY. Delivery of this Agreement for inspection or otherwise by Seller to Purchaser and/or its

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attorneys shall not constitute an offer or create any rights in favor of
Purchaser or others and shall in no way obligate or be binding upon Seller; and this Agreement shall have no force or effect unless and until the same is fully executed and delivered by the parties and fully executed copies exchanged by the parties hereto.

        17.08 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts shall together constitute one and the same instrument.

        17.09 ASSIGNMENT OF RESIDENTIAL LEASE. At the Closing, Seller shall assign to Purchaser, and Purchaser shall assume, all Seller's right, title and interest in and to that certain lease between Seller, as Landlord, and Dana and John LaMendola, as Tenant, for premises on the second floor at 19 Brookside Avenue, Georgetown, Connecticut. Seller shall also transfer to Purchaser at closing the security deposit, if any, under such lease. All rental payments under such lease shall be apportioned as of the Closing Date.

SECTION 18. LEASE OF THE PREMISES.

        At the Closing, Seller and Purchaser shall mutually execute and deliver an Agreement or Lease with respect to the Premises in the form of Schedule B attached hereto and incorporated herein.

                IN WITNESS WHEREOF, Seller and Purchaser have executed or cause this Agreement to be executed the day and year first above written.


                                        Seller:

                                        CANNONDALE CORPORATION


                                        By: /s/ Joseph Scott Montgomery
                                           -----------------------------------
                                           Its:

                                        Purchaser:

                                        SANDVICK ASSOCIATES, INC.


                                        By: /s/ Michael J. Stimola
                                           -----------------------------------
                                           Its: President


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                                   SCHEDULE A


Those three certain pieces of land with the buildings and improvements thereon, situated in the Town of Redding, County of Fairfield and State of Connecticut shown on a certain map entitled "Plot Plan Cannondale Corporation Georgetown District Redding, Connecticut Scale 1"=40' June 14, 1982" certified "substantially correct" by C. James Osborne, Jr., R.L.S. and recorded January 30, 1987 as Map No. 3371 in the Redding Town Clerk's Office, each such piece being more particularly bounded and described as follows:

First Piece:

NORTHWESTERLY: By land now or formerly of Monaco in part, in part by land now or formerly of Maria Nordlund, in part by the Second Piece described herein below, and in part by land now or formerly of Bryon Scott, Jr. and Lorraine Scott,
378.81 feet, more or less;

NORTHEASTERLY: By land now or formerly of Mary A. Cardiff, and in part by land now or formerly of Russell L. and Joan P. Seymour, 386.49 feet, more or less;

SOUTHEASTERLY: By Brookside Road, so called, 390.12 feet, more or less; and

SOUTHWESTERLY: By land now or formerly of Joel W. and Sandra K. Cohen and Joseph and Anne Tannenbaum in part, and in part by land now or formerly of Monaco,
307.72 feet, more or less.

Together with that certain 41 square foot piece of land shown as Parcel "Y" on a certain map entitled "Equal Area Exchange Map Prepared for Cannondale Corporation Redding Connecticut Scale 1"=20' March 21, 1986" prepared by John W. Fuller, Land Surveyor, Reg. No. 4775, Georgetown, Connecticut being Map No. 3306 in the Redding Town Clerk's Office, but excluding therefrom the 41 square foot piece of land shown as Parcel "X" on said map.

Second Piece:

Being a 25 foot roadway adjoining the above described First Piece on the north and bounded and described as follows:

NORTHWESTERLY: By land now or formerly of The Bethlehem Evangelical Lutheran Church, Georgetown, Connecticut, 272.24 feet, more or less;

NORTHERLY: By Passway to Portland Avenue, 25.14 feet, more or less;

NORTHEASTERLY: By land now or formerly of Raymond H. and Harry R. Carlson in part, in part by land now or formerly of Raymond H. and Hilda H. Carlson, and in part by land now or formerly of Bryon Scott, Jr., and Lorraine Scott, 386.37 feet, more or less;

SOUTHEASTERLY: By the First Piece hereinabove described, 37.45 feet, more or less; and

SOUTHWESTERLY: By land now or formerly of Maria Nordlund, 127.06 feet, more or less.

Third Piece:

WESTERLY: By Brookside Road, so-called, 270.20 feet, more or less;

NORTHERLY:  Running to a point;

EASTERLY: By the westerly side of a brook marking the westerly boundary of land now or formerly of Bernard S. and Marjorie G. Unger, 256.68 feet, more or less; and

SOUTHERLY: By land now or formerly of Bernard S. and Marjorie G. Unger, 65.19 feet, more or less.


Said First, Second and Third Pieces are conveyed subject to:

1. Any restrictions or limitations imposed or to be imposed by governmental authority including the planning and zoning rules and regulations of the Town of Redding.

2. Taxes and assessments of the Town of Redding hereafter becoming due and payable.

3. Easements in favor of The Connecticut Light and Power Company each dated March 22, 1982 and recorded in Volume 113 at Pages 355 and 510 of the Redding Land Records.

4. Easements in favor of The Connecticut Light and Power Company recorded in Volume 39 at Page 458 and in Volume 41 at Page 440 of said Land Records.

5. Easement to Bryon Scott, Jr. and Lorraine Scott recorded in Volume 64 at Page 260 of said Land Records.

6. Rights of others, if any, in and to the Brook marking the westerly boundary of the Third Piece.

7. UCC-1 Financing Statements in favor of General Electric Credit Corporation recorded October 15, 1987 in Volume 142 at Page 933, and amended by UCC-3 recorded November 13, 1987 in Volume 143 at Page 196, and continued by UCC-3 recorded July 15, 1992 in Volume 169 at Page 322 of said Land Records.

8. UCC-1 Financing Statement in favor of General Electric Credit Corporation recorded March 15, 1988 in Volume 144 at Page 933, and continued by UCC-3 recorded November 23, 1992 in Volume 172 at Page 400 of said Land Records.

9. UCC-1 Financing Statement in favor of General Electric Credit Corporation recorded May 16, 1988 in Volume 145 at Page 1007, and amended by UCC-3 recorded in Volume 146 at Page 425, and continued by UCC-3 recorded January 11, 1993 in Volume 173 at Page 508 of said Land Records.

10. UCC-1 Financing Statements in favor of Center Capital Corporation recorded July 5, 1991 in Volume 162 at Pages 345, 346 and 348 of said Land Records.

11. UCC-1 Financing Statement in favor of Center Capital Corporation recorded December 23, 1991 in Volume 165 at Page 202, and assigned to BLT Leasing Corp. by UCC-3 recorded September 18, 1992 in Volume 170 at Page 759, and further assigned to The CIT Group/Equipment Financing, Inc. by UCC-3 recorded February 16, 1993 in Volume 174 at Page 350 of said Land Records.

12. UCC-1 Financing Statement in favor of Center Capital Corporation recorded May 22, 1992 in Volume 168 at Page 235, and assigned to BLT Leasing Corp. by UCC-3 recorded September 18, 1992 in Volume 170 at Page 759 of said Land Records.

13. UCC-1 Financing Statement in favor of Bell Atlantic Tricon Leasing Corporation recorded December 31, 1991 in Volume 165 at Page 261 of said Land Records.

                     ASSIGNMENT AND ASSUMPTION AGREEMENT

        ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of September 23, 1996, between SANDVICK ASSOCIATES, INC., a Connecticut corporation ("Assignor") with an address at 29 Taylor Avenue, Bethel, Connecticut 06801 and NANTUCKET ROOST ASSOCIATES, LLC, a Connecticut limited liability company ("Assignee") with an address at 29 Taylor Avenue, Bethel, Connecticut 06801.

        In consideration of the mutual agreements set forth below, the parties agree as follows:

        1. Assignor hereby transfers and assigns to Assignee all of its right, title and interest in and to that certain Contract of Sale dated as of September 29, 1996, between Cannondale Corporation, a Delaware corporation, as the Seller, and Assignor, as the Purchaser (the "Purchase Agreement"), relating to the purchase of 9 Brookside Place, situated in Redding, Connecticut, as more particularly described on Schedule A attached hereto and made a part hereof; and together with all of Assignor's right to any and all other agreements and instruments delivered and to be delivered pursuant to the transactions contemplated by the Purchase Agreement.

        2. Assignee hereby assumes and agrees to faithfully perform and discharge all obligations and liabilities of Assignor arising under the Purchase Agreement and each of the other agreements and instruments to be delivered in connection therewith. Assignee agrees to indemnify Assignor, and to hold Assignor harmless, from all liabilities, claims, damages and expenses which may arise against Assignor in its capacity as named Purchaser under the Purchase Agreement or any of the other agreements and instruments to be delivered in connection therewith.

        3. Assignor covenants and agrees to execute, acknowledge and deliver any and all such other and further assignments, transfers, confirmations and other instruments and further assurances and consents as Assignee may reasonably require in order to ensure and perfect the transfer and assignment to Assignee of the rights being conveyed hereunder.

        4. The terms and provisions of this Assignment and Assumption Agreement shall be governed by and construed under the laws of the State of Connecticut and shall be binding upon, and inure to the benefit of, each of the parties hereto and their respective successors and assigns.

        IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.


WITNESSES:                              SANDVICK ASSOCIATES, INC.


/s/ Kathy L. Gallaes                    By: /s/ Michael J. Stimola
---------------------------                 ---------------------------
                                            Its: President

                                        NANTUCKET ROOST
                                          ASSOCIATES, LLC


/s/ Cheryl L. Johnson                   By: /s/ Joseph S. Montgomery
---------------------------                 ---------------------------
                                            Its: Manager

STATE OF CONNECTICUT    )
                        )  ss:
COUNTY OF FAIRFIELD     )

        The foregoing instrument was acknowledged before me this 30th day of September, 1996 by Michael J. Stimola, President of Sandvick Associates, Inc., a Connecticut corporation, as his free act and deed and the free act and deed of said corporation.


                                        /s/ Kathy L. Gallaes
                                        --------------------------------
                                        Commissioner of the Superior
                                        Court/Notary Public


STATE OF CONNECTICUT    )
                        )  ss:
COUNTY OF FAIRFIELD     )

        The foregoing instrument was acknowledged before me this 29th day of September, 1996 by Joseph S. Montgomery, Manager of Nantucket Roost Associates, LLC, a Connecticut limited liability company, as his free act and deed and the free act and deed of said limited liability company.

                                        /s/ Cheryl L. Johnson
                                        --------------------------------
                                        Commissioner of the Superior
                                        Court

                                   SCHEDULE A

Those three certain pieces of land with the buildings and improvements thereon, situated in the Town of Redding, County of Fairfield and State of Connecticut shown on a certain map entitled "Plot Plan Cannondale Corporation Georgetown District Redding, Connecticut Scale 1" = 40' June 14, 1982" certified "substantially correct" by C. James Osborne, Jr., R.L.S. and recorded January 30, 1987 as Map No. 3371 in the Redding Town Clerk's Office, each such piece being more particularly bounded and described as follows:

First Piece:

NORTHWESTERLY: By land now or formerly of Monaco in part, in part by land now or formerly of Maria Nordlund, in part by the Second Piece described herein below, and in part by land now or formerly of Bryon Scott, Jr. and Lorraine Scott, 378.81 feet, more or less;

NORTHEASTERLY: By land now or formerly of Mary A. Cardiff, and in part by land now or formerly of Russell L. and Joan P. Seymour, 386.49 feet, more or less;

SOUTHEASTERLY:  By Brookside Road, so called, 390.12 feet, more or less; and

SOUTHWESTERLY: By land now or formerly of Joel W. and Sandra K. Cohen and Joseph and Anne Tannenbaum in part, and in part by land now or formerly of Monaco, 307.72 feet, more or less.

Together with that certain 41 square foot piece of land shown as Parcel "Y" on a certain map entitled "Equal Area Exchange Map Prepared for Cannondale Corporation Redding Connecticut Scale 1" = 20' March 21, 1986" prepared by John
W. Fuller, Land Surveyor, Reg. No. 4775, Georgetown, Connecticut being Map No. 3306 in the Redding Town Clerk's Office, but excluding therefrom the 41 square foot piece of land shown as Parcel "X" on said map.

Second Piece:

Being a 25 foot roadway adjoining the above described First Piece on the north and bounded and described as follows:

NORTHWESTERLY:   By land now or formerly of The Bethlehem Evangelical Lutheran
Church, Georgetown, Connecticut, 272.24 feet, more or less;

NORTHERLY: By Passway to Portland Avenue, 25.14 feet, more or less;

NORTHEASTERLY: By land now or formerly of Raymond H. and Harry R. Carlson in part, in part by land now or formerly of Raymond H. and Hilda H. Carlson, and in part by land now or formerly of Bryon Scott, Jr., and Lorraine Scott, 386.37 feet, more or less;

SOUTHEASTERLY: By the First Piece hereinabove described, 37.45 feet, more or less; and

SOUTHWESTERLY: By land now or formerly of Maria Norlund, 127.06 feet, more or less.

Third Piece:

WESTERLY: By Brookside Road, so-called, 270.20 feet, more or less;

NORTHERLY: Running to a point;

EASTERLY: By the westerly side of a brook marking the westerly boundary of land now or formerly of Bernard S. and Marjorie G. Unger, 256.68 feet, more or less; and

SOUTHERLY: By land now or formerly of Bernard S. and Marjorie G. Unger, 65.19 feet, more or less.